UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 17, 2008

DATATRAK International, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	000-20699	34-1685364
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6150 Parkland Boulevard, Mayfield Hts., Ohio		44124
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	440-443-0082

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On December 17, 2008, in connection with a settlement agreement (the "Settlement Agreement") by and among DATATRAK International, Inc. (the "Company") and the defendants (the "Defendants") in the case captioned DATATRAK International, Inc. v. Ward, et al, Case No. 1:08-CV-2182 (the "Lawsuit"), the Company and Mr. Jim Bob Ward, one of the Defendants and a former officer of the Company, entered into an amendment to Mr. Ward’s employment agreement with the Company. Pursuant to the amendment, the period during which Mr. Ward remains restricted from engaging in certain activities pursuant to the provisions of his employment agreement, including but not limited to non-competition and non-solicitation provisions, was reduced from thirty-six (36) months to eighteen (18) months following November 1, 2008. The remaining obligations set forth in Mr. Ward’s employment agreement, including but not limited to confidentiality and intellectual property provisions, remain in full force and effect.

Furthermore, pursuant to the Settlement Agreement, the Company agreed to make equal periodic payments to Mr. Ward totaling One Hundred Forty Thousand Dollars ($140,000), during the one-year period starting November 1, 2008 and ending on October 31, 2009.

Item 8.01 Other Events.

On December 18, 2008, the Company issued a press release announcing that it and the Defendants have agreed to settle all claims against each other relating to the Lawsuit. The Company and the Defendants have entered into the Settlement Agreement whereby the parties have provided each other with mutual releases, agreed to file a stipulated dismissal of the Lawsuit with prejudice and made certain other agreements.

The Settlement Agreement provides, among other things, that the Defendants, certain of the former shareholders of ClickFind, Inc. ("ClickFind"), discharge, waive and release their rights to payment from the Company of both the remaining principal balance of approximately $3 million on certain promissory notes the Defendants received when the Company purchased ClickFind, and any and all accrued interest thereon. Pursuant to the Settlement Agreement, certain non-competition provisions applicable to the Defendants were reduced, including the provisions described in Item 5.02(e) of this Current Report on Form 8-K. Furthermore, the parties agreed to release each other from any and all claims they may have against each other arising out of or relating to any conduct pre-dating the effective date of the Settlement Agreement, except for rights and obligations under certain agreements, including the Settlement Agreement and the Defendants’ employment agreements.

A copy of the press release is attached to this report as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

99.1 Press release dated December 18, 2008.

Certain statements made in this Form 8-K, other SEC filings or written materials or orally made by the Company or its representatives may constitute forward-looking statements that are based on management’s current beliefs, estimates and assumptions concerning the operations, future results and prospects of the Company and the clinical pharmaceutical research industry in general. All statements that address operating performance, events or developments that management anticipates will occur in the future, including statements related to future revenue, profits, expenses, cost reductions, cash management alternatives, restructuring our debt, raising additional funds, income and earnings per share or statements expressing general optimism about future results, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”). In addition, words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words, and similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to the safe harbors created in the Exchange Act. Factors that may cause actual results to differ materially from those in the forward-looking statements include the limited operating history on which the Company’s performance can be evaluated; the ability of the Company to continue to enhance its software products to meet customer and market needs; fluctuations in the Company’s quarterly results; the viability of the Company’s business strategy and its early stage of development; the timing of clinical trial sponsor decisions to conduct new clinical trials or cancel or delay ongoing trials; the Company’s dependence on major customers; government regulation associated with clinical trials and the approval of new drugs; the ability of the Company to compete in the emerging EDC market; losses that potentially could be incurred from breaches of contracts or loss of customer data; the inability to protect intellectual property rights or the infringement upon other’s intellectual property rights; delisting of the Company’s common shares from the Nasdaq due to our failure to continue to meet applicable Nasdaq Capital Market requirements; the Company’s success in integrating ClickFind’s operations into its own operations and the costs associated with maintaining and developing two product suites; the effects and outcomes of the Company’s exploration of potential opportunities directed at maximizing shareholder value; and general economic conditions such as the rate of employment, inflation, interest rates and the condition of capital markets. This list of factors is not all inclusive. In addition, the Company’s success depends on the outcome of various strategic initiatives it has undertaken, all of which are based on assumptions made by the Company concerning trends in the clinical research market and the health care industry. Any forward-looking statement speaks only as of the date on which such statement is made and the Company does not undertake any obligation to update any statements whether as a result of new information, future events or otherwise.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATATRAK International, Inc.

December 18, 2008	By:	/s/ Raymond J. Merk

Name: Raymond J. Merk
Title: Vice President of Finance, Chief Financial Officer and Treasurer

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Exhibit Index

Exhibit No.	Description

99.1	Press release dated December 18, 2008